Exhibit 99.1

FOR IMMEDIATE RELEASE

                                           For further information contact:
                                           Donald A. Williams, Chairman & CEO
                                           Michael J. Janosco Jr., CFO
                                           413-568-1911

Westfield Financial, Inc. Declares Special Dividend and Reports Results for the Quarter Ended March 31, 2006

Westfield, Massachusetts, April 26, 2006: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income for the three months ended March 31, 2006 of $1.3 million or $0.14 per diluted share, versus $1.5 million, or $0.16 per diluted share, for the comparable prior year period.

Total assets increased $17.5 million to $822.6 million at March 31, 2006 from $805.1 million at December 31, 2005. Total deposits increased $16.0 million to $639.0 million at March 31, 2006 from $623.0 million at December 31, 2005. The increase in deposits was primarily the result of an increase in term deposits of $29.2 million, which were $364.2 million at March 31, 2005. Customer repurchase agreements increased $1.6 million to $16.0 million at March 31, 2006 from $14.4 million at December 31, 2005. Federal Home Loan Bank borrowings were $45.0 million at both March 31, 2006 and December 31, 2005.

Net loans during this period increased by $1.8 million to $380.6 million at March 31, 2006 from $378.8 million at December 31, 2005. Securities increased $3.8 million to $358.7 million at March 31, 2006 from $354.9 million at December 31, 2005.

Donald A. Williams, Chairman and Chief Executive Officer, said, "We are pleased with our asset and deposit growth this quarter, especially in an environment of increased competition." Mr. Williams also stated, "On April 25, 2006, the Board of Directors declared a regular cash dividend of $0.15 per share and a special cash dividend of $0.20 per share to all shareholders of record on May 11, 2006 payable on May 25, 2006."

James C. Hagan, President and COO, said "The year 2006 began on a positive note with the addition of William Fleming as a new commercial relationship officer whose focus is on expanding our footprint in Connecticut." Mr. Hagan also commented, "Relocating our downtown Springfield branch to Tower Square during the quarter gives Westfield Bank a better presence in that marketplace."

Stockholders' equity at March 31, 2006 and December 31, 2005 was $115.0 million and $115.8 million, respectively, representing 14.0% and 14.4% of total assets, respectively. The change is comprised of net income of $1.3 million for the three months ended March 31, 2006, the net repurchase of 65,000 shares of common stock for $1.6 million, and the declaration and payment by the Board of Directors of a quarterly dividend amounting to $573,000.

Net interest and dividend income was $5.8 million for the three months ended March 31, 2006 compared to $5.9 million for the three months ended March 31, 2005. The net interest margin for the three months ended March 31, 2006 was 3.08% compared with 3.21% for the same period in 2005. The net interest margin for the three months ended December 31, 2005 was also 3.08%. The decrease in the net interest margin was primarily the result of higher funding costs resulting from the rising interest rate environment. As the rates on term deposits have increased over the past several months, some customers have shifted funds out of core deposits, which generally pay lower rates, and into term deposits.

While the deposit growth occurred throughout the first quarter, Management did not fully reinvest the funds until late in the quarter. On March 24, 2006, the Bank purchased $9.8 million of seasoned, adjustable rate residential loans, which are serviced by the originating financial institution.

The provision for loan losses for the three months ended March 31, 2006 was $75,000 compared with $140,000 for the same period in 2005.

Noninterest income for the three months ended March 31, 2006 was $853,000, compared to $748,000 for the three months ended March 31, 2005. This was primarily the result of an increase in net checking account processing fee income, which was $463,000 for the three months ended March 31, 2006 as compared to $390,000 for the same period in 2005.

Noninterest expense for the three months ended March 31, 2006 was $4.8 million compared to $4.6 million for the same period in 2005. Salaries and benefits increased $271,000 to $3.0 million for the three months ended March 31, 2006. This was primarily the result of an increase in salary expense of $99,000 related to hiring additional personnel and normal salary increases, a $101,000 increase in employee benefit plan costs, along with an additional expense of $73,000 related to stock options. The Financial Accounting Standards Board now requires public and nonpublic companies to recognize stock-based compensation related to stock options in their income statements. This requirement became effective for Westfield Financial for the fiscal year beginning on January 1, 2006. In previous periods, Westfield Financial was not required to treat stock-based compensation related to stock options as an expense.

The Company's annual meeting of shareholders will be held on Friday, May 19, 2006 at 10:00 a.m., at the Tekoa Country Club located at 459 Russell Road, Westfield, Massachusetts 01085. At the meeting, shareholders of record on March 24, 2006, will be asked to consider and vote upon the election of three directors and any other matters as may properly come before the meeting, or any adjournments thereof.

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

This press release contains certain forward-looking statements. These forward-looking statements are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements may be subject to significant known and unknown risks, uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
        Selected Consolidated Statement of Operations and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)



                                              Three Months Ended
                                                   March 31,

                                              2006           2005
                                              ----           ----

Interest and dividend income               $    9,928     $    8,878
Interest expense                                4,150          2,963
                                           ----------     ----------

Net interest and dividend income                5,778          5,915
Provision for loan losses                          75            140
                                           ----------     ----------

Net interest and dividend income after
 provision for loan losses                      5,703          5,775
Noninterest income                                853            748
Noninterest expense                             4,794          4,582
                                           ----------     ----------

Income before income taxes                      1,762          1,941
Income taxes                                      449            430
                                           ----------     ----------
Net income                                 $    1,313     $    1,511
                                           ==========     ==========


Basic earnings per share                   $     0.14     $     0.16

Average shares outstanding                  9,330,933      9,499,055

Diluted earnings per share                 $     0.14     $     0.16

Diluted average shares outstanding          9,472,797      9,712,330

Other Data:

Return on Average Assets (1)                     0.66%         0.77%

Return on Average Equity (1)                     4.62%         5.17%

Net Interest Margin                              3.08%         3.21%

<F1>  Three month results have been annualized.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
             Selected Consolidated Balance Sheet and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                                             March 31     December 31
                                                               2006          2005

Total assets                                                 $822,571      $805,095
Securities held to maturity                                   221,795       225,450
Securities available for sale                                 136,867       129,459
Stock in Federal Home Loan Bank of Boston                       4,237         4,237

Loans                                                         386,119       384,259
Allowance for loan losses                                       5,529         5,422
                                                             --------      --------
Net loans                                                     380,590       378,837

Total deposits                                                639,027       623,045

Federal Home Loan Bank advances                                45,000        45,000

Customer repurchase agreements                                 15,968        14,441

Stockholders' equity                                          115,015       115,842

Book value per share                                            12.36         12.37


Other Data:

Nonperforming loans                                          $  2,074      $  1,919

Nonperforming loans as a percentage of total assets              0.25%         0.24%

Nonperforming loans as a percentage of total loans               0.54%         0.50%

Allowance for loan losses as a percent of nonperforming
 loans                                                            267%          283%

Allowance for loan losses as a percentage of total loans         1.43%         1.41%